                                                                     EXHIBIT 5.1

                                November 3, 2004

KLA-Tencor Corporation
160 Rio Robles
San Jose, CA 95134

      RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about November 3, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 23,339 shares of the Blue29 Corporation 2003 Stock Incentive Plan. Such shares of Common Stock are referred to herein as the "Shares." As legal counsel, I have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Blue29 Corporation 2003 Stock Incentive Plan.

      It is my opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Blue29 Corporation 2003 Stock Incentive Plan and pursuant to the agreements that accompany the Blue29 Corporation 2003 Stock Incentive Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

      I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

                                               Sincerely,

                                               /s/ Stuart J. Nichols
                                               -------------------------------
                                               Stuart J. Nichols
                                               Vice President, General Counsel
                                               KLA-Tencor Corporation